Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the foregoing Registration Statement on Form F-1 of our report dated January 28, 2014, relating to the consolidated statements of financial position of Abattis Bioceuticals Corp. as of September 30, 2013 and September 30, 2012, and the related consolidated statements of loss and comprehensive loss, consolidated statements of changes in shareholders' equity, and cash flows for the years ended September 30, 2013 and September 30, 2012. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement.

Yours truly,
Hay & Watson Chartered Accountants

/s/ Hay & Watson

Vancouver, BC, Canada
April 27, 2015